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Exhibit 99.1

JOINT FILING AGREEMENT

        Pursuant to Rule 13d-1(k) (1) (iii) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned agree that the Statement to which this Exhibit is attached is filed on behalf of each of them.

Dated as of: September 17, 2003

John W. Kluge, Chase Manhattan Bank and Stuart Subotnick, trustees under a Trust Agreement, dated May 30, 1984 and as amended and restated, between John W. Kluge, as grantor, and John W. Kluge and Manufacturers Hanover Trust Company, as trustees, a New York trust.
By:	/s/ JOHN W. KLUGE
/s/ JOHN W. KLUGE John W. Kluge
/s/ STUART SUBOTNICK Stuart Subotnick

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  Exhibit 99.1